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                                                                                                           Exhibit (12)
                                                CMS ENERGY CORPORATION
                Ratio of Earnings to Fixed Charges and Preferred Securities Dividends and Distributions
                                                 (Millions of Dollars)




                                                                       Years Ended December 31
                                                         1997         1996        1995         1994        1993
Earnings as defined (a)
Consolidated net income                                 $ 268        $ 240       $ 204        $ 179       $ 155
Income taxes                                              117          139         118           92          75
Exclude equity basis subsidiaries                         (80)         (85)        (57)         (18)         (6)
Fixed charges as defined, adjusted to
  exclude capitalized interest of $16,
  $8, $8, $6 and $5 for the years
  ended December 31, 1997, 1996,
  1995, 1994, and 1993,
  respectively                                            357          310         295          249         253
                                                        -----        -----       -----        -----       -----
Earnings as defined                                     $ 662        $ 604       $ 560        $ 502       $ 477
                                                        =====        =====       =====        =====       =====

Fixed charges as defined (a)
Interest on long-term debt                              $ 273        $ 230       $ 224        $ 193       $ 204
Estimated interest portion of lease rental                  8           10           9            9          11
Other interest charges                                     49           43          42           30          32
Preferred securities dividends
 and distributions                                         67           54          42           36          17
                                                        -----        -----       -----        -----       -----
Fixed charges as defined                                $ 397        $ 337       $ 317        $ 268       $ 264
                                                        =====        =====       =====        =====       =====

Ratio of earnings to fixed charges and
 preferred securities dividends and distributions        1.67         1.79        1.77         1.87        1.81
                                                        =====        =====       =====        =====       =====

NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.


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